Exhibit 32.2

Statement Pursuant to Section 906 of Sarbanes-Oxley Act of 2002

The undersigned, Gary D. Woerz, CFO and President of American International Industries, Inc, a Nevada corporation, hereby makes the following certification as required by Section 906(a) of the Sarbanes-Oxley Act of 2002, with respect to the following quarterly report filed pursuant to Section 15(d) of the Securities Exchange Act of 1934: Quarterly Report of Form 10-QSB for the period ended June 30, 2005.

The undersigned certifies that the above quarterly report fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934, and information contained in the above quarterly report fairly presents, in all respects, the financial condition of American International Industries, Inc. and results of its operations.

Date: August 15, 2005
Gary D. Woerz
Chief Financial Officer and President
/s/ Gary D. Woerz